Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Elects Michele Sullivan as New Independent Director

SYRACUSE, N.Y. — January 19, 2024 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced today the election of Michele Sullivan to its Board of Directors (the “Board”) as a new independent director, effective as of February 1, 2024. Ms. Sullivan is a retired partner of Crowe LLP (“Crowe”) where she served in Crowe’s consulting practice specializing in the financial services sector. She worked with top United States and global banks, as well as mid-market insurance carriers and fintech companies, providing consulting services on risk, compliance, internal audit, technology, strategic acquisitions, merger integration, and governance matters. Ms. Sullivan is a certified public accountant (CPA) and a certified risk management professional (CRMA).

Ms. Sullivan joined Crowe in 1992 and, prior to her retirement in March 2023, served on Crowe’s Board of Directors for seven years and its Audit and Risk Committee. During her time on Crowe’s Board, she developed and led the Corporate Governance Strategic Initiative. She was a founding member of Crowe’s Exceptional Client Experience and Women Into Leadership programs and served on their steering committees.

Ms. Sullivan’s election expands the Company’s Board to 14 Directors, 12 of whom are independent. Ms. Sullivan was also appointed to the Board of Directors of Community Bank, N.A., the Company’s wholly-owned banking subsidiary. The Board has determined that Ms. Sullivan is a qualified financial expert and she will serve on the Board’s Audit Committee and Risk Committee.

“We are pleased to welcome Michele Sullivan as a new independent director to the Board of Directors of Community Bank System, Inc. and Community Bank, N.A.,” said Eric E. Stickels, Chair of the Board of Directors. “Her audit, compliance, governance and risk management experience as a partner at Crowe are valuable additions to the Board. Her appointment reflects the Board’s continued focus on enhancing the Board’s depth of experience and diversity to ensure an appropriate level of expertise and perspective to provide effective oversight of the Company and its subsidiaries.”

Dimitar Karaivanov, President and Chief Executive Officer, stated “Michele brings over 30 years of financial industry experience to our boardroom and, together with her governance and risk management expertise, she is a great addition. I am looking forward to her insights as we continue to deliver exceptional returns to our shareholders.”

Ms. Sullivan graduated from Indiana University with a B.S. in Accounting and has completed Board and Corporate Governance course work through Northwestern University’s Kellogg School of Management Executive Development Program.

About Community Bank System, Inc.

Community Bank System, Inc. is a diversified financial services company focused on four main business lines – banking, benefits administration, insurance services and wealth management with total assets of $15.4 billion. Its banking subsidiary, Community Bank, N.A., is among the country’s 100 largest banking institutions and operates more than 200 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, trust administration and wealth management services through its Community Bank Wealth Management operating unit. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration, and actuarial consulting services to customers on a national scale. The Company’s OneGroup NY, Inc. subsidiary is a top 100 U.S. insurance agency. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of the Company’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to or resulting from recent bank failures; current and future economic and market conditions, including the effects on commercial real estate and residential housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the potential adverse effects of unusual and infrequently occurring events; management’s estimates and projections of interest rates and interest rate policies; the effect of changes in the level of checking, savings or money market account deposit balances and other factors that affect net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; ability to contain costs in inflationary conditions; the effect of financial market valuations on the Company’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements, including capital requirements; and the timing for receiving regulatory approvals and completing pending merger and acquisition transactions. For more information about factors that could cause actual results to differ materially from the Company’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on the Company’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.